Exhibit 23.3



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Dial Page, Inc.:


We consent to the incorporation by reference in this registration statement on Form S-8 of Nextel Communications, Inc. Amended and Restated Incentive Equity Plan of our report dated February 17, 1995, with respect to the consolidated balance sheets of Dial Page, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders'/partners' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the Form 8-K of Nextel Communications, Inc. dated February 6, 1996 and filed on February 7, 1996, as amended by Form 8-K/A filed on April 26, 1996.




                                              KMPG PEAT MARWICK LLP
Greenville, South Carolina                    KPMG Peat Marwick LLP
June 14, 1996